EXHIBIT 99.3
Loan: 0317701088
MIN: 100095300101111456
ADJUSTABLE RATE NOTE
(1 Year Treasury Index — Rate Caps)
THIS NOTE CONTAINS PROVISIONS ALLOWING FOR CHANGES IN MY INTEREST RATE AND MY MONTHLY PAYMENT. THIS NOTE LIMITS THE AMOUNT MY INTEREST RATE CAN CHANGE AT ANY ONE TIME AND THE MAXIMUM RATE I MUST PAY.

SEPTEMBER 12, 2008 [Date]	AVON, [City]	COLORADO [State]
17 CHATEAU LANE, #303, AVON, COLORADO 81620
[Property Address]
1. BORROWER’S PROMISE TO PAY
     In return for a loan that I have received, I promise to pay U.S. $ 3,500,000.00 (this amount is called “Principal”), plus interest, to the order of the Lender. The Lender is BLUE SKY MORTGAGE, LLC
I will make all payments under this Note in the form of cash, check or money order.
     I understand that the Lender may transfer this Note. The Lender or anyone who takes this Note by transfer and who is entitled to receive payments under this Note is called the “Note Holder.”
2. INTEREST
     Interest will be charged on unpaid principal until the full amount of Principal has been paid. I will pay interest at a yearly rate of 6.750%. The interest rate I will pay will change in accordance with Section 4 of this Note.
     The interest rate required by this Section 2 and Section 4 of this Note is the rate I will pay both before and after any default described in Section 7(B) of this Note.
3. PAYMENTS
     (A) Time and Place of Payments.
     I will pay principal and interest by making a payment every month.
     I will make my monthly payment on the first day of each month beginning on NOVEMBER 1, 2008
I will make these payments every month until I have paid all of the principal and interest and any other charges described below that I may owe under this Note. Each monthly payment will be applied as of its scheduled due date and will be applied to interest before Principal. If, on OCTOBER 01, 2038, I still owe amounts under this Note, I will pay those amounts in full on that date, which is called the “Maturity Date.”
     I will make my monthly payments at
P.O. BOX 1040
VAIL, COLORADO 81658
or at a different place if required by the Note Holder.

MULTISTATE ADJUSTABLE RATE NOTE-ARM 5-2-Single Family-Fannie Mae/Freddle Mac	UNIFORM INSTRUMENT

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     0317701088
     (B) Amount of My Initial Monthly Payments
     Each of my initial monthly payments will be in the amount of U.S. $22,700.94. This amount may change.
     (C) Monthly Payment Changes
     Changes in my monthly payment will reflect changes in the unpaid principal of my loan and in the Interest rate that I must pay. The Note Holder will determine my new interest rate and the changed amount of my monthly payment in accordance with Section 4 of this Note.
4. INTEREST RATE AND MONTHLY PAYMENT CHANGES
     (A) Change Dates
     The interest rate I will pay may change on the first day of OCTOBER, 2013, and on that day every 12th month thereafter. Each date on which my interest rate could change is called a “Change Date.”
     (B) The Index
     Beginning with the first Change Date, my interest rate will be based on an Index. The “Index” is the weekly average yield on United States Treasury securities adjusted to a constant maturity of 1 year, as made available by the Federal Reserve Board. The most recent Index figure available as of the date 45 days before each Change Date is called the “Current Index.”
     If the Index is no longer available, the Note Holder will choose a new index, which is based upon comparable information. The Note Holder will give me notice of this choice.
     (C) Calculation of Changes
     Before each Change Date, the Note Holder will calculate my new interest rate by adding FOUR AND NO /100 percentage points ( 4.000%) to the Current Index. The Note Holder will then round the result of this addition to the nearest one-eighth of one percentage point (0.125%). Subject to the limits started in Section 4(D) below, this rounded amount will be my new interest rate until the next Change Date.
     The Note Holder will then determine the amount of the monthly payment that would be sufficient to repay the unpaid principal that I am expected to owe at the Change Date in full on the Maturity Date at my new interest rate in substantially equal payments. The result of this calculation will be the new amount of my monthly payment.
     (D) Limits on Interest Rate Changes
     The interest rate I am required to pay at the first Change Date will not be greater than 8.750% or less than 4.750%. Thereafter, my interest rate will never be increased or decreased on any single Change Date by more than two percentage points (2.0%) from the rate of interest. I have been paying for the preceding 12 months. My interest rate will never be greater than 12.750%.
     (E) Effective Date of Changes
     My new interest rate will become effective on each Change Date. I will pay the amount of my now monthly payment beginning on the first monthly payment date after the Change Date until the amount of my monthly payment changes again.
     (F) Notice of Changes
     The Note Holder will deliver or mail to me a notice of any changes in my interest rate and the amount of my monthly payment before the effective date of any change. The notice will include information required by law to be given to me and also the title and telephone number of a person who will answer any question I may have regarding the notice.
5. BORROWER’S RIGHT TO PREPAY
     I have the right to make payments of Principal at any time before they are due. A payment of Principal only is known as a “Prepayment.” When I make a Prepayment, I will tell the Note Holder in writing that I am doing so. I may not designate a payment as a Prepayment if I have not made all the monthly payments due under the Note.

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     I may make a full Prepayment or partial Prepayments without paying a Prepayment charge. The Note Holder will use my Prepayments to reduce the amount of Principal that I owe under this Note. However, the Note Holder may apply my Prepayment to the accrued and unpaid interest on the Prepayment amount, before applying my Prepayment to reduce the Principal amount of the Note. If I make I partial Prepayment, there will be no changes In the due dates of my monthly payment unless the Note Holder agrees in writing to those changes. My partial Prepayment may reduce the amount of my monthly payments after the first Change Date following my partial Prepayment. However, any reduction due to my partial Prepayment may be offset by an interest rate Increase.
6. LOAN CHARGES
     If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (a) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sums already collected from me which exceeded permitted limits will be refunded to me. The Note Holder may choose to make this refund by reducing the Principal I owe under this Note or by making a direct payment to me. If a refund reduces Principal, the reduction will be treated as a partial Prepayment.
7. BORROWER’S FAILURE TO PAY AS REQUIRED.
     (A) Late Charges for Overdue Payments
     If the Note Holder has not received the full amount of’ any monthly payment by the end of FIFTEEN (15) calendar days after the date it is due, I will pay a late charge to the Note Holder. The amount of the charge will be 5.00% of my overdue payment of principal and interest. I will pay this late charge promptly but only once on each late payment.
     (B) Default
     If I do not pay the full amount of each monthly payment on the date it is due. I will be in default.
     (C) Notice of Default
     If I am in default, the Note Holder may send me a written notice telling me that if I do not pay the overdue amount by a certain date, the Note Holder may require me to pay immediately the full amount of Principal which has not been paid and all the interest that I owe on that amount. That date must be at least 30 days after the date on which the notice is mailed to me or delivered by other means.
     (D) No Waiver By Note Holder
     Even if, at a time when I am in default, the Note Holder does not require me to pay immediately in full as described above, the Note Holder will still have the right to do so if I am in default at a later time.
     (E) Payment of Note Holder’s Costs and Expenses
     If the Note Holder has required me to pay immediately in full as described above, the Note Holder will have the right to be paid back by me for all of its costs and expenses in enforcing this Note to the extent not prohibited by applicable law. Those expenses include, for example, reasonable attorneys’ fees.
8. GIVING OF NOTICES
     Unless applicable law requires a different method, any notice that must be given to me under this Note will be given by delivering it or by mailing it by first class mail to me at the Property Address above or at a different address If I give the Note Holder a notice of my different address.
     Any notice that must be given to the Note Holder under this Note will be given by delivering it or by mailing it by first class mail to the Note Holder at the address stated in Section 3(A) above or at a different address If I am given a notice of that different address.
9. OBLIGATIONS OF PERSONS UNDER THIS NOTE
     If more than one person signs this Note, each person is fully and personally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed. Any person who is a guarantor, surety or endorser of this Note is also obligated to do these things. Any person who takes over these obligations, Including the obligations of a guarantor, surety or endorser of this Note, is also obligated to keep all of the promises made in this Note. The Note Holder may enforce its rights under this Note against each person individually or against all of us together. This means that any one of us may be required to pay all of the amounts owed under this Note.

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10. WAIVERS
     I and any other person who has obligations under this Note waive the rights of Presentment and Notice of Dishonor. “Presentment” means the right to require the Note Holder to demand payment of amounts due. “Notice of Dishonor” means the right to require the Note Holder to give notice to other persons that amounts due have not been paid.
11. UNIFORM SECURED NOTE
     This Note is a uniform instrument with limited variations in some jurisdictions. In addition to the protections given to the Note Holder under this Note, a Mortgage, Deed of Trust, or Security Deed (the “Security Instrument”), dated the same date as this Note, protects the Note Holder from possible losses which might result If I do not keep the promises which I make in this Note. That Security Instrument describes how and under what conditions I may be required to make immediate payment in full of all amounts I owe under this Note. Some of those conditions are described as follows:
     If all or any part of the Property or any Interest in the Property is sold or transferred (or if Borrower is not a natural person and a beneficial interest in Borrower is sold or transferred) without Lender’s prior written consent, Lender may require immediate payment in full of all sums secured by this Security Instrument. However, this option shall not be exercised by Lender if such exercise is prohibited by Applicable Law. Lender also shall not exercise this option if: (a) Borrower causes to be submitted to Lender information required by Lender to evaluate the intended transferee as if a new loan were being made to the transferee; and (b) Lender reasonably determines that Lender’s security will not be impaired by the loan assumption and that the risk of a breach of any covenant or agreement in this Security Instrument is acceptable to Lender.
     To the extent permitted by Applicable Law, Lender may charge a reasonable fee as a condition to Lender’s consent to the loan assumption. Lender may also require the transferee to sign an assumption agreement that is acceptable to Lender and that obligates the transferee to keep all the promises and agreements made in the Note and in this Security Instrument. Borrower will continue to be obligated under the Note and this Security Instrument unless Lender releases Borrower in writing.
     If Lender exercises the option to require immediate payment in full, Lender shall give Borrower notice of acceleration. The notice shall provide a period of not less than 30 days from the date the notice is given in accordance with Section 15 within which Borrower must pay all sums secured by this Security Instrument. If Borrower fails to pay these sums prior to the expiration of this period, Lender may invoke any remedies permitted by this Security Instrument without further notice or demand on Borrower.
WITNESS THE HANDS(S) AND SEAL(S) OF THE UNDERSIGNED

/s/ CARL KIRKLAND	(Seal)
CARL KIRKLAND	Borrower

/s/ MARY KIRKLAND	(Seal)
MARY KIRKLAND	Borrower

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INTEREST — ONLY ADDENDUM
TO ADJUSTABLE RATE PROMISSORY NOTE
LOAN NUMBER:   0317701088
PROPERTY ADDRESS:   17 CHATEAU LANE, #303, AVON, COLORADO 81620
THIS ADDENDUM is made this 12TH day of SEPTEMBER, 2008, and is incorporated into and intended to form a part of the Adjustable Note (the “Note”) dated the same date as this Addendum executed by the undersigned and payable to BLUE SKY MORTGAGE, LLC
(the Lender).
THIS ADDENDUM supersedes Sections 3(A), 3(B), 4(C) and 7(A) of the Note. None of the other provisions of the Note are changed by this Addendum.
3. PAYMENTS
     (A) Time and Place of Payments
     I will pay interest by making payments every month for the first 120 payments (the “Interest-Only Period”) in the amount sufficient to pay interest as it accrues. I will pay principal and interest by making payments every month thereafter for the next 240 payments in an amount sufficient to fully amortize the outstanding principal balance of the Note at the end of the Interest-Only Period over the remaining term of the Note in equal monthly payments.
     I will make my monthly payments on the first day of each month beginning on NOVEMBER 1, 2008. I will make these payments every month until I have paid all of the principal and interest and any other charges described below that I may owe under this Note. Each monthly payment will be applied as of its scheduled due date and will be applied to interest before principal. If, on October 01, 2038, I still owe amounts under this Note, I will pay those amounts in full on that date, which is called the “Maturity Date.”
     I will make payments at     PO BOX 1040
VAIL, COLORADO 81658
or at a different place if required by the Note Holder.
     (B) Amount of My Initial Monthly Payments
     Each of my initial monthly payments will be in the amount of U.S. $19,687.51. This payment amount is based on the original principal balance of the Note. This payment amount may change.
4. INTEREST RATE AND MONTHLY PAYMENT CHANGES
     (C) Calculation of Changes
     Before each Change Date, the Note Holder will calculate my new interest rate by adding FOUR AND NO/100 percentage point(s) (4.000%) to the Current Index for such Change Date. The Note Holder will then round the result of this addition to the nearest one-eighth of one percentage point (0.125%). Subject to the limits stated in Section 4(D), this rounded amount will be my new interest rate until the next Change Date.

     During the Interest-Only Period, the Note Holder will then determine the amount of the monthly payment that would be sufficient to repay accrued interest. This will be the amount of my monthly payment until the earlier of the next Change Date or the end of the Interest-Only Period unless I make a voluntary prepayment of principal during such period. If I make a voluntary prepayment of principal during the Interest-Only Period, my payment rate on the lower principal balance. At the end of the Interest-Only Period and on each Change Date thereafter, the Note Holder will determine the amount of the monthly payment that would be sufficient to repay in full the unpaid principal that I am expected to owe at the end of the Interest-Only Period or Change Date, as applicable, in equal monthly payments over the remaining term of the Note. The result of this calculation will be the new amount of my monthly payment. After the end of the Interest-Only Period, my payment amount will not be reduced due to voluntary prepayments.
7. BORROWER’S FAILURE TO PAY AS REQUIRED
     (A) Late Charge for Overdue Payments
If the Note Holder has not received the full amount of any monthly payment by the end of 15 calendar days after the date it is due, I will pay a late charge to the Note Holder. The amount of the charge will be 5.000% of my overdue payment of interest for the first 120 payments, 5.000% of my overdue payment of principal and interest thereafter. I will pay this late charge promptly but only once on each late payment.
Dated: 9/12/08

/s/ CARL KIRKLAND
CARL KIRKLAND

/s/ MARY KIRKLAND
MARY KIRKLAND